Exhibit 21.1

Subsidiaries of Barnes & Noble, Inc.

1.	Barnes & Noble Booksellers, Inc.

2.	B. Dalton Bookseller, LLC, a Delaware limited liability company.

3.	Doubleday Book Shops, Inc., a Delaware corporation.

4.	barnesandnoble.com llc, a Delaware limited liability company.

5.	Barnes & Noble Publishing, Inc., a Delaware corporation that operates its book publishing business directly and through two wholly owned United States subsidiaries.

6.	CCI Holdings, Inc., a Texas corporation.

7.	Calendar Club L.L.C., a Delaware limited liability company.

8.	Sterling Publishing Co., Inc., a New York corporation.

9.	Altamont Press, Inc., a North Carolina corporation.

10.	Marketing Services (Minnesota) Corp., a Florida corporation.

11.	Barnes & Noble Services, Inc., a New York corporation.

12.	Barnes & Noble Purchasing, Inc., a New York corporation.

13.	Chelsea Insurance Company LTD, a Bermuda corporation.

14.	Barnes & Noble BookQuest, LLC, a Delaware limited liability company.

15.	SparkNotes LLC, a New York limited liability company.